Exhibit 10.25
FIRST AMENDED AND RESTATED LICENSE AGREEMENT
This FIRST AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made as of the latest signature date (the “Commencement Date”) between the Parties.
BETWEEN:
(1)    SOFTBANK GROUP CORP., a Japanese corporation with its registered office at 1-7-1 Kaigan, Minato-ku, Tokyo 105-7537, Japan (the “Licensor”); and
(2)    SBE Global, LP, a Delaware limited partnership with its registered office at 251 Little Falls Drive, Wilmington, Delaware 19808, United States of America (the “Licensee”).
WHEREAS:
(A)    The Licensor is the registered owner of the Marks (as defined below) and the Licensee wishes to use the Permitted Marks (which include the Marks) for the furtherance of its business objectives with the express understanding that there may exist one or more third parties who have been using a trade name that is similar to one or more of the Permitted Marks;
(B)    Accordingly, the Licensor is willing to grant the Licensee, a license to use the Permitted Marks, and the Licensee and its Permitted Affiliate is willing to use such Permitted Marks, strictly in accordance with this Agreement until whereby the Licensee is no longer controlled by a Group Company of the Licensor;
(C)    The Parties have entered into a LICENSE AGREEMENT dated as of May 9, 2022, (the “Original Agreement”)·
(D)    The Pa1ties agree to amend the scheme of the Royalty collection under the Original Agreement, in accordance with the revised methodology as described in SCHEDULE 2 of this Agreement;
(E)    The Parties agree to permit communications with each other by email as an option, in certain specified cases, as described herein; and
(F)    This Agreement amends and restates the Original Agreement in its entirety.
In consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, IT IS AGREED as follows:
1.    DEFINITIONS AND INTERPRETATION
1.1    In this Agreement the following expressions shall, unless the context otherwise requires, have the following meanings:
“Advisors” has the meaning set forth in Clause 15.2.3;
“Applicable Laws” means all international, national, federal, state or local laws, treaties, government orders, regulations, regulatory constraints, obligations or rules (including binding codes of conduct and binding statements of principle incorporated and contained in such rules)
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applicable to the existence or operation of this Agreement or the license granted hereunder from time to time·
“Authorized Materials” mean the materials described in Schedule 4 of this Agreement, on or in connection with which the Licensee and the Permitted Affiliates may use the Permitted Marks in accordance with Clause 5.1.1 of this Agreement;
“Bankruptcy Code” has the meaning set forth in Clause 2.5;
“Business Day” means a day other than a Saturday, Sunday or public holiday in Japan and England, when banks in Tokyo and London are open for business;
“Change of Control” means, in relation to an entity, where another entity (a) gains Control of that entity (including jointly with another entity), or (b) ceases to control that entity, or both (a) and (b).
“Control” means the ability of an entity to determine or control the outcome of all or substantially all of the decisions about another entity's financial, operating, business, management, board and/or governance decisions, including by any one or more of the following means (by contract or otherwise):
(a)    by holding a majority of the voting rights in respect of the shares in an entity; or
(b)    by holding more than 50% of the issued share or unit capital of the entity.
“Confidential Information” has the meaning set forth in Clause 15.1;
“Declaration” means the declaration in the form as set out in Schedule 5;
“Disclosed Representatives” has the meaning set forth in Clause 15.2.1;
“Domains” has the meaning set forth in Part 2 of Schedule 1 of this Agreement;
“Force Majeure” in relation to either Party, means any circumstances beyond the reasonable control of that Party including, without prejudice to the generality of the foregoing, any act of God, war, riot, civil commotion, fire, explosion, flood, adverse weather, epidemic, or other natural physical disaster, strike, lockout or other form of industrial action or any form of government or supra-national authority intervention;
“Group Company” means in relation to:
(a)    the Licensor, any corporate entity which is from time to time a holding company of the Licensor, a subsidiary of the Licensor or a subsidiary of a holding company of the Licensor, but excluding the Licensee and its subsidiaries; and
(b)    the Licensee, any subsidiary of the Licensee;
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“Licensor Specifications” has the meaning set forth in Clause 4.1;
“Logo” has the meaning set forth in Part 2 of Schedule 1 of this Agreement;
“Marks” means the mark, logo and domain name set forth in Part 1 of Schedule 1 of this Agreement;
“Month” means a calendar month;
“Name” has the meaning set forth in Part 2 of Schedule 1 of this Agreement;
“Notice” has the meaning set forth in Clause 18.1;
“Other Usages” has the meaning set forth in Part 2 of Schedule 1 of this Agreement; “Outgoing Permitted Affiliate” has the meaning set forth in Clause 2.3.2; “Parties” means the parties to this Agreement;
“Permitted Affiliates” means the entities listed from time to time in Part 2-B of Schedule l;
“Permitted Marks” means the Name, Logo, Trademark, Domains and Other Usages that include the Marks as more particularly defined in Part 2 of Schedule 1 of this Agreement;
“Person” means any individual, and any corporation, partnership, sole proprietorship, company, firm, association, trust, entity or governmental agency;
“Products” means the products, the details of which are set out in Schedule 3 of this Agreement, on or in connection with which the Permitted Marks may be used by the Licensee and the Permitted Affiliates. The Products also include such other products as the parties may agree in writing from time to time;
“Register” means the registers of trademarks for the Territory;
“Royalties” means the payments specified in Schedule 2 of this Agreement;
“Services” means the services, the details of which are set out in Schedule 3 of this Agreement, on or in connection with which the Permitted Marks may be used by the Licensee and the Permitted Affiliates. The Services also includes such other services as the parties may agree in writing from time to time;
“Territory” means the United States of America; and
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“Trademark” has the meaning set forth in Part 2 of Schedule 1 of this Agreement.
1.2    In this Agreement, save where the context otherwise requires:
1.2.1    words in the singular shall include the plural, and vice versa;
1.2.2    a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;
1.2.3    to the extent that a provision of a Schedule to this Agreement conflicts with a provision of this Agreement (excluding the Schedules), the relevant provision of this Agreement (excluding the Schedules) shall take precedence;
1.2.4    a reference to a clause, sub-clause or Schedule shall be a reference to a clause, sub-clause or Schedule of this Agreement;
1.2.5    the word "including" is without limitation;
1.2.6    if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day; and
1.2.7    the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.
2.    LICENSE GRANT
2.1    The Licensor hereby grants to the Licensee and its Permitted Affiliates, subject to the terms set out in this Agreement, a non-transferable (except as permitted by Clause 13) and non-exclusive license to use the Permitted Marks in or in connection with the Territory, provided that such Permitted Marks are used in accordance with the manner and style specified in Clause 5.1.1 and Part 2 of Schedule 1 of this Agreement. For the avoidance of doubt the Licensee shall have no right hereunder to use Marks, other than the Permitted Marks in or in connection with the Territory, except as otherwise expressly provided herein.
2.2    The said license granted in Clause 2.1 of this Agreement is personal to the Licensee and its Permitted Affiliates and does not include any right to grant sub-licenses without the prior written consent of the Licensor.
2.3    Permitted Affiliates
2.3.1    The Licensor agrees to allow Permitted Affiliates to use the Permitted Marks during the term of this Agreement as otherwise set forth herein.
2.3.2    The Licensee shall immediately notify the Licensor in the event that it becomes known or reasonably foreseeable that the Licensee may no longer exercise Control over a Permitted Affiliate or the Licensee anticipates that any Permitted Affiliate shall cease being a Permitted Affiliate (in each case, an "Outgoing Permitted Affiliate"). After such notification, the Licensee shall follow the Licensor's reasonable written instructions_(email acceptable), including but not limited to, immediately causing such Outgoing Permitted Affiliate to cease all use of the Permitted Marks and to cooperate with the Licensor in deleting such Outgoing Permitted Affiliate from Part 2 B of Schedule 1.
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2.3.3    The Licensee shall ensure that the Permitted Affiliates abide by the terms and conditions of this Agreement and, for any Permitted Affiliate that is not directly or indirectly Controlled by Licensee, the Licensee shall obtain the Declaration as required by PART TWO - C of SCHEDULE 1 and in the form as set out in SCHEDULE 5 from such Permitted Affiliates. The Licensee shall swiftly notify the Licensor in the event that the Licensee receives any notification from such Permitted Affiliate pursuant to the Declaration. The Licensee shall be liable and responsible for any noncompliance, failure and act of a Permitted Affiliate and for any and all damages incurred by the Licensor as a result of any such noncompliance, failure or act thereby. References in this Agreement to the Licensee shall, where appropriate, be read as including the relevant Permitted Affiliates.
2.3.4    The Licensee shall immediately cause the Permitted Affiliates to cease using all Permitted Marks upon termination of this Agreement in accordance with provisions of this Agreement.
2.3.5    To the extent that Licensee desires to add to the list of Permitted Affiliates in Part 2-B of Schedule 1, Licensee shall provide the details of such entity and the proposed Permitted Marks for such entity to Licensor in order to obtain Licensor's prior written consent.
2.4    The Licensee and all of the Permitted Affiliates shall cease all use of the Permitted Marks immediately upon the occurrence of a Change of Control.
2.5    The Licensee may elect to retain and may fully exercise all of its respective rights and elections under any and all applicable bankruptcy, insolvency, and similar laws with respect to this Agreement and the subject matter hereof. All rights and licenses granted by Licensor and accepted by Licensee under this Agreement are and will be deemed to be rights and licenses to "intellectual property" as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code") if and to the extent permitted under Applicable Law. The Parties further agree and acknowledge that enforcement by Licensee of any of its rights under Section 365(n) of the Bankruptcy Code or under Applicable Law in connection with this Agreement shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waive any right to object on such basis.
3.    ROYALTIES
In consideration of Licensee's and each of the Permitted Affiliates' respective use of the Permitted Marks, Licensee, on behalf of itself and each of the Permitted Affiliates, shall pay the aggregated Royalties (as set out in Schedule 2 of this Agreement) that are owed by Licensee and each of the Permitted Affiliates to Licensor.
4.    QUALITY CONTROL
4.1    All Authorized Materials and Products on which the Licensee uses the Permitted Marks shall be reasonably designed to protect and enhance the reputation and integrity of the Permitted Marks and the goodwill associated therewith, as measured by industry standards and the Authorized Materials and Products shall comply with any Licensor specifications, standards of quality or guidelines ("Licensor Specifications") as provided in writing by the Licensor to the Licensee from time to time in its sole discretion. The Licensor shall promptly inform the Licensee of any modifications to the Licensor Specifications as they occur.
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4.2    The Licensee shall not modify or dilute or otherwise misuse any of the Permitted Marks. Without limiting the foregoing, Licensee shall not use any of the Permitted Marks in a manner that may tarnish the Marks, the Permitted Marks or the Licensor's reputation. Licensee shall not disparage the Licensor, the Licensor's Group Companies or its employees, goods, services, prices, Marks or Permitted Marks to any person.
4.3    At the reasonable request of the Licensor, the Licensee shall promptly report information about the usage of Permitted Marks by the Licensee to the Licensor, in the form provided by the Licensor with the relevant request.
4.4    The Licensor by its authorized representatives may on reasonable advance notice and at its own expense visit the Licensee's premises during normal business hours to inspect the Authorized Materials or Products and ensure they conform to industry standards and the Licensor Specifications.
4.5    Authorized Materials or Products intended to be distributed using the Permitted Marks which in the Licensor's reasonable opinion are not of the quality required by the Licensor under Clause 4.1 shall on written notice being given by the Licensor be forthwith withdrawn by the Licensee and, at the Licensor's reasonable request they shall be either destroyed or the Permitted Marks removed from them.
4.6    If at any time the Licensee becomes aware of any complaints relating to the Authorized Materials or the Products, it shall inform the Licensor immediately, and provide the Licensor with relevant available evidence and other information relating thereto and forward to the Licensor at the Licensee's expense for examination representative samples or screenshots of the Authorized Materials or Products in respect of which the complaints have been made.
5.    RESTRICTION ON USE OF PERMITTED MAR.KS
5.1    The Licensee acknowledges that the Licensor is and at all times shall remain the exclusive owner of the Marks and the Permitted Marks (as set forth on Part Two of Schedule 1). The Licensee's right to use the Permitted Marks is subject to, without limitation, the following express restrictions, all of which shall survive the expiration or termination of this Agreement:
5.1.1    All uses of the Permitted Marks by Licensee and its Permitted Affiliates which are existing as of the Commencement Date (including any existing uses of Authorized Materials and Products of Licensee and its Permitted Affiliates) are hereby deemed approved by Licensor. The Licensee shall only use the Permitted Marks on or in connection with the Products, Services, and Authorized Material, and shall not, without the Licensor's prior written approval (which Licensor shall grant in its sole but good faith discretion), use any of the Permitted Marks in connection with any products or services which are not Products, Services or Authorized Material.
5.1.2    The Licensee shall observe any reasonable directions given by the Licensor as to colors and size of the representations (including in Licensor Specifications) of the Permitted Marks and their application on the Authorized Material or Products, and any advertising or promotional or any other material using the Permitted Marks.
5.1.3    The Licensee may voluntarily submit other designs for Authorized Material or the Products (including but not limited to all artwork, packaging and advertising material) which uses the Permitted Marks to the Licensor for prior approval as to the manner and
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the context of the intended use of the Permitted Marks, and if Licensee has submitted such designs for prior approval by the Licensor, shall not make use of any such designs or materials until they have been approved in writing by the Licensor, which Licensor shall grant in its sole but good faith discretion.
5.1.4    The Licensee shall ensure that whenever it uses the Permitted Marks on advertising or promotional Authorized Material in accordance with Clause 5.l. l. of this Agreement they are accompanied by appropriate wording or symbols such as "©", "®" or "TM" to show that they are copyrights or trademarks used by the Licensee with the permission of the Licensor and the Licensee may include the legend "SoftBank® is a trademark of SoftBank Group Corp." whenever the Permitted Marks are used for any purpose permitted by Licensor other than on the Authorized Material or Products, unless otherwise instructed by the Licensor. In addition, the Licensee shall use any other proprietary markings that the Licensor may designate in its sole discretion.
5.1.5    In the event that any goodwill arises from the licensed use of the Permitted Marks by the Licensee or from the Licensee being connected in the course of trade with any or all of the Permitted Marks, the Licensee agrees that all and any such goodwill belongs to the Licensor. The Licensee shall, if so requested by the Licensor, execute a confirmatory assignment in favor of the Licensor of any and all such goodwill.
5.1.6    The Licensee shall not use any Mark or other mark or name or logotype, in combination with any of the Permitted Marks without the prior written approval of the Licensor, except that the Permitted Marks may be used with third-party marks pursuant to express authorizations from such third parties solely in accordance with Licensor Specifications (as provided in writing by the Licensor to the Licensee from time to time in its sole discretion) and on or in connection with the Authorized Materials. The Licensee shall also not without the Licensor's prior written approval use any mark or name or logotype so closely resembling the Marks or Permitted Marks in appearance, meaning or sound as to be likely to be confused with any Marks or Permitted Marks and agrees that it shall use its best endeavours to preserve and maintain their distinctiveness and reputation.
5.1.7    The Licensee agrees not to, without the express prior written consent of the Licensor, apply or seek to obtain registration of any of the Marks, Permitted Marks or any trademark or domain identical to or similar in appearance, meaning or sound to the Marks and Permitted Marks in the Territory or otherwise contest or challenge the Licensor's exclusive ownership of the Marks, Permitted Marks or derivative rights in any Territory.
6.    LICENSOR’S OBLIGATIONS
6.1    The Licensor warrants that (i) it is the proprietor of the Marks and the Permitted Marks, but gives no warranty as to the existence or validity of the registrations and it is aware that there may exist one or more third parties who have been using a trade name that is similar to one or more of the Permitted Marks, (ii) as of the date of this Agreement, to the knowledge of Licensor, there is no pending claim, demand, or proceeding challenging the validity, enforceability or ownership of, or the right to use, any of the Marks or the Permitted Marks and, to the knowledge of Licensor, there is no such claim, demand or proceeding threatened in writing.
6.2    The Licensor warrants and covenants to the Licensee that (i) it has full capacity and authority to enter into this Agreement and perform its obligations hereunder, (ii) the execution of this Agreement by its representative has been duly authorized by all necessary corporate action of the
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Licensor; and (iii) when executed and delivered by the Licensor, this Agreement shall constitute the legal, valid, and binding obligation of the Licensor, enforceable against the Licensor in accordance with its tem1s.
7.    LICENSEE’S OBLIGATIONS
7.1    The Licensee undertakes not to do or cause any act which would jeopardize or invalidate any registration of the Marks or Permitted Marks nor to do any act which would assist or give rise to an application to remove any of the Marks or Permitted Marks from the Register or which would prejudice the right or title of the Licensor to any of the Marks or Permitted Marks, provided that (notwithstanding any provision to the contrary contained in this Agreement) the Licensee shall have the right either alone or with others to seek, at its own expense, a declaration or other order from a court or other authority having competent jurisdiction that, by reason of acts or omissions (other than those done by the Licensee in breach of its obligations hereunder), the registration of any of the registered Marks or Permitted Marks is invalid.
7.2    The Licensee will upon written request give to the Licensor or its authorized representative any reasonably-available information as to its use of the Permitted Marks which the Licensor may reasonably require and will render any assistance reasonably required by the Licensor in maintaining the registrations of the registered Marks or Permitted Marks.
7.3    The Licensee shall not make any representation or do any act which indicates that it has any right, title or interest in or to the ownership or use of any of the Marks or Permitted Marks except as Permitted under the terms of this Agreement, and acknowledges that nothing contained in this Agreement shall give the Licensee any right, title or interest in or to the Marks or Permitted Marks save as granted hereby.
7.4    Insurance
7.4.1    With effect from the Commencement Date and at all times thereafter the Licensee shall take out and maintain insurances with insurers or underwriters of good repute against such risks as the Licensee may from time to time reasonably require and in any event will take out and maintain comprehensive employers and third party liability insurances.
7.4.2    The Licensee shall provide to the Licensor copies of all insurance policies and any renewals thereof and notify the Licensor of any material changes to such insurances made or proposed to be made and shall notify the Licensor of any late payment by the Licensee of any insurance premium.
7.4.3    The Licensee shall not do or cause any act or omission which would vitiate or render invalid or void the policies of insurance taken out by it.
7.5    The Licensee acknowledges that the Licensor may take reasonably necessary action such as suspension and/or revocation of the Licensee's and the Permitted Affiliates' rights to use the Permitted Marks in the case of a breach by the Licensee or any Permitted Affiliate of the terms of this Agreement, in each case (in the case of a breach capable of being remedied) where the Licensee fails to remedy such breach within 30 days after written notice (email acceptable) has been given to it by the Licensor specifying the breach. The Licensee shall abide by the reasonable written directions (email acceptable) of the Licensor in relation to the use of the Permitted Marks by the Licensee and the Permitted Affiliates.
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8.    REGISTRATION OF THE LICENSE
8.1    The Parties shall, at the cost and expense of the Licensee, make such applications to the relevant authorities and submit such forms and evidence in such jurisdictions as the Licensor may reasonably consider necessary or desirable to register the Licensee as a non-exclusive licensee of all or any Permitted Marks (including such of the applications as mature into registrations during the period of this Agreement).
8.2    The Licensee shall at the Licensor's request execute and deliver to the Licensor any document that enables the Licensor to cancel any registration of this Agreement as a license or the Licensee as a registered user upon; (i) the expiry or termination of this Agreement; or (ii) the mutual agreement of the Parties.
9.    INFRINGEMENTS
9.1    The Licensee shall as soon as it becomes aware thereof give the Licensor in writing_(email acceptable) full particulars of any use or proposed use by any other person, firm or company of a trade name, trade mark or get-up of goods or mode of promotion or advertising which amounts to actual or threatened infringement of the Licensor's rights in relation to the Marks, Permitted Marks or any word or term which is similar or related to, in appearance, meaning or sound or derivative from or which could otherwise be confused with any Mark or Permitted Mark or to passing-off or to an actionable act of unfair competition.
9.2    If the Licensee becomes aware that any other person, firm or company alleges that the Marks or Permitted Marks are invalid or that use of the Marks or Permitted Marks infringes any rights of another party or that the Marks or Permitted Marks are otherwise attacked or attackable the Licensee shall immediately give the Licensor full particulars in writing (email acceptable) thereof and shall make no comment or admission to any third party in respect thereof except to the extent required by Applicable Law.
9.3    The Licensor shall conduct all proceedings relating to the prosecution or infringement of the Marks or Permitted Marks, at its sole cost and expense, and shall in its sole discretion decide what action if any to take in respect of any infringement or alleged infringement of the Marks or Permitted Marks or passing-off or any other claim or counterclaim brought or threatened in respect of the use or registration of the Marks or Permitted Marks. The Licensee shall not be entitled to bring any action for infringement of the Marks or Permitted Marks without prior written approval of the Licensor and the Licensor shall not be obligated to bring or defend or become a party to any proceedings in relation to the Marks or Permitted Marks if it decides in its sole discretion not to do so.
9.4    The Licensee will, at the reasonable request of the Licensor, give full co-operation to the Licensor in any action, claim or proceedings brought or threatened in respect of the Marks or Permitted Marks. In the event that the Licensor procures payment from any alleged infringers or unauthorized users in respect of the Marks or the Permitted Marks, whether by adjudication or settlement, the Licensor shall be entitled to retain the entirety of such payment, and Licensee shall not be entitled to any portion thereof.
9.5    The Licensee understands and acknowledges that (i) there may exist one or more third parties who have been using a trade name that is similar to one or more of the Permitted Marks and (ii) if any such third parties make or threaten to make any claim against the Parties with respect to use or validity of the Permitted Marks, then in no event shall the Licensee (a) acknowledge the validity of
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the claim of such third parties, (b) obtain or seek a license from such third parties or (c) take any other action that might impair the ability of the Licensor to contest the claim of such third parties. The Licensor shall have the sole and exclusive right to control, direct or defend, at its sole cost and expense, in its own name any defense, action or appeal of any such claim by counsel of its own choice. Upon written notice from the Licensor, the Licensee agrees to immediately discontinue the use of the relevant Permitted Marks if the Licensor, in its sole discretion, determines such action is necessary to resolve or settle a claim or suit or to eliminate or reduce the threat of a claim or suit by any third parties.
10.    TERM
10.1    Subject to clause 11, the initial term of this Agreement shall be one year from the Commencement Date, and this Agreement shall automatically be renewed for additional one-year periods unless either Licensor or Licensee expresses in writing its intention not to renew no later than one month before the then current term of this Agreement expires.
11.    TERMINATION
11.1    Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically and immediately terminate upon the earlier to occur of (a) (i) one hundred eighty (180) days after the consummation of a Change of Control of Licensee to the extent caused by the action or inaction of Licensor or{ii) ninety (90) days after the consummation of a Change of Control of Licensee if not caused by the action or inaction of Licensor, or (b) the date upon which a rebranding and renaming of Licensee becomes effective.
11.2    The Licensor shall have the right to immediately terminate this Agreement in whole or in part by written notice to the Licensee in the event:
11.2.1    the Licensee fails to pay any sum due to the Licensor hereunder within 30 days after the due date or the Licensee commits any material breach of its obligations hereunder, in each case (in the case of a breach capable of being remedied) where the Licensee fails to remedy such breach within 30 days after written notice (email acceptable} has been given to it by the Licensor specifying the breach;
11.2.2    an order is made, or a petition presented, or an effective resolution is passed for the winding up or liquidation of the Licensee (except for the purposes of an amalgamation or reconstruction, the terms of which have previously been notified to and approved by the Licensor);
11.2.3    a trustee or an administrator or an administrative receiver is appointed in respect of all or a material part of the Licensee;
11.2.4    the Licensee fails to pay its debts to creditors generally as they fall due;
11.2.5    any Permitted Affiliate ceases to be a Permitted Affiliate for any reason and the Licensee fails to cause such entity to cease using the Permitted Marks, as is required under Clause 2;
11.2.6    the Licensee and/or the Permitted Affiliates fail to cease using the relevant Permitted Marks solely to the extent requested by Licensor in accordance with Clause 9.5.
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11.2.7    any event occurs in respect of the Licensee in any jurisdiction which is analogous to any of the events referred to in the foregoing Clauses 11.2.2 through 11.2.4.
11.3    The Licensor may further terminate this Agreement in whole or in part by notice in writing in any of the following circumstances:
11.3.1    if the Licensee engages in any illegal, unfair or deceptive business practices, in each case in violation of any Applicable Laws as determined by a court of competent jurisdiction in a final judgment entered by the court;
11.3.2    if the Licensee is consistently late in rendering reports and/or paying Royalties to the Licensor, and for the purpose of this Clause 11.3.2 the Licensee shall be deemed to be consistently late if it has failed for 3 consecutive periods to render reports and pay Royalties within the due time;
11.3.3    if, without the prior consent of the Licensor, the Licensee commences proceedings in which the ownership, validity or registration of the Marks or Permitted Marks or any of them is called into question, or takes other action which prejudices the right or title of the Licensor to any of the Marks or Permitted Marks;
11.3.4    if in any period of 12 months, there shall have been any delay or failure in performance under this Agreement on the part of the Licensee resulting from any occurrence of any event or events of Force Majeure which delay or failure shall have continued for an aggregate period of at least six months; or
11.3.5    if, without the prior consent of the Licensor, the Licensee in the Territory:
(A)    applies to register trademark or domain identical to or similar to any of the Marks or Permitted Marks;
(B)    challenges the validity of the Marks or Permitted Marks; or
(C)    assists any third party to use or apply to register any trademark identical to or similar to any of the Marks or Permitted Marks.
11.4    Upon the expiry or termination of this Agreement for whatever reason:
11.4.1    all outstanding sums payable (including any accrued but unpaid Royalties to the date of expiry or termination) by the Licensee to the Licensor shall immediately become due and payable;
11.4.2    the license to use the Permitted Marks granted to the Licensee under this Agreement shall cease and the Licensee shall forthwith cease to make any use of the Permitted Marks on Authorized Material and Products, except that Licensee shall have a reasonable period of time (not to exceed 90 days) to wind down its use of the Permitted Marks and remove the same from any tangible assets, digital media, or other uses, (other than in the case of a Change of Control, for which only the applicable time periods under Clause 11.1 shall apply); and
11.4.3    the Licensee acknowledges that, it relinquishes all rights to the Permitted Marks, and all words, terms, marks and trade names similar thereto and all such rights revert to Licensor for use, registration and license to third parties in Licensor's sole discretion.
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11.5    Clauses 1,7.1-7.3, 8.2, 11.4-11.7, 12, 15, 16, 18, 19, 23, 24 and 26, and all accrued rights and liabilities of the Parties hereunder as of the effective date of expiry or termination shall survive the expiration or termination, for whatever reason, of this Agreement.
11.6    Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination or expiry and it is expressly agreed that the Licensor shall not be liable to pay any severance payment or compensation to the Licensee for loss of profits or loss of goodwill or for any other loss or damage howsoever arising as a result of the expiry or termination, for whatever reason, of this Agreement.
11.7    Licensor's liability for any damages or compensation payable by the Licensor to the Licensee arising from any breach by the Licensor of this Agreement shall be capped at the most recently paid annual Royalty amount.
12.    INDEMNITY
12.1    The Licensee shall be liable for and will defend, indemnify and hold harmless the Licensor and its Group Companies and its and their officers, directors, employees, representatives and agents from and against any and all actual or potential liability, loss, damages, costs, legal costs, professional and other expenses of any nature whatsoever incurred or suffered by the Licensor arising from or in connection with the following:
12.1.1    except to the extent arising in connection with a breach of this Agreement by Licensor, any dispute or other claims or proceedings brought against the Licensor by a third party claiming infringement against the Licensor based on use of the Permitted Marks as applicable on Authorized Materials, Services or Products by the Licensee; or
12.1.2    any material breach of this Agreement by Licensee or Licensee's gross negligence or willful misconduct.
13.    ASSIGNMENT
This Agreement shall be binding on and inure for the benefit of, and be enforceable by and against the parties, their successors and agreed heirs, administrators, legal representatives and Permitted assigns, provided that the rights and obligations of the Licensee under this Agreement shall not be assigned, sub-contracted, delegated, transferred, mortgaged, charged or otherwise disposed of without the previous written consent of the Licensor, except as otherwise expressly provided herein, which consent shall not be unreasonably withheld, conditioned or delayed.
14.    FORCE MAJEURE
14.1    Neither Party to this Agreement shall have any liability whatsoever or (without prejudice to any payments of monies due) be deemed to be in default for any delays or failures in performance of any of its obligations under this Agreement resulting from any occurrence of an event of Force Majeure provided that this shall not apply to relieve the Licensee of any payment obligation where the occurrence or event consists of non-payment or late payment by a customer or otherwise consists of a shortage of funds.
14.2    The occurrence or existence of any event of Force Majeure shall be immediately notified by the Party affected thereby to the other Party. The affected Party shall use all reasonable endeavours to
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remedy the event or limit the effects of the said event of Force Majeure upon the other Party as quickly as possible.
15.    CONFIDENTIALITY
15.1    Subject to Clause 15.2, each of the Parties shall treat as strictly confidential and not disclose any Confidential Information of the other Party provided or obtained pursuant to this Agreement, and shall use such Confidential Information of the other Party solely for the purposes of this Agreement. For the purposes of this Clause 15, “Confidential Information” shall include the existence and contents of this Agreement and any other agreement or arrangement contemplated by this Agreement, as well as:
15.1.1    information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, know how, customers, suppliers, processes or affairs of the other party; and
15.1.2    any information which is expressly indicated to be confidential or is imparted by one party to the other in circumstances importing an obligation of confidence, which either party may from time to time receive or obtain (orally or in writing or in disk or electronic form) as a result of entering into, or performing its obligations pursuant to, this Agreement.
15.2    Exceptions
The provisions of Clause 15.1 shall not prohibit the disclosure of Confidential Information if and to the extent:
15.2.1    disclosed to the relevant Party's Group Companies and its and their officers, employees or agents (the "Disclosed Representatives"), in each case, to the extent required to enable such Party to enjoy its rights and carry out its obligations under this Agreement and provided that the Disclosed Representatives are informed of the confidential nature of the Confidential Information before disclosure and are required to comply with the provisions of this Clause 15 in respect of such information as if they were a party to this Agreement or are bound by equivalent obligations of confidentiality;
15.2.2    required by Applicable Law or by the rules of any relevant stock exchange or regulatory or supervisory authority or for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or equivalent obligations;
15.2.3    disclosed to the professional advisors of the relevant Party or its affiliates (the "Advisors"), provided that the Advisors are info1med of the confidential nature of the Confidential lnfom1ation before disclosure and are bound by obligations and duties to maintain the confidentiality of such Confidential Information;
15.2.4    the Confidential Information becomes publicly available (other than as a result of a breach of an obligation of confidentiality);
15.2.5    the other Party has given its prior written consent (email acceptable) to the disclosure;
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15.2.6    the Confidential Information is obtained from a third party without breach of any undertaking or duty as to confidentiality with respect thereto, whether express or implied;
15.2.7    necessary for the relevant party to discharge its obligations under this Agreement; or
15.2.8    the Confidential Information is independently developed.
Except where prohibited by any Applicable Law, prior to disclosure of any Confidential Information pursuant to Clause 15.2.2., the Party being required to make the disclosure shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to limit such disclosure or otherwise to agree to the timing and content of such disclosure.
16.    SEVERABILITY
If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the Parties shall be enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the Parties in this Agreement.
17.    WAIVER
No failure or delay or other indulgence on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy as the case may be. The rights and remedies of the Parties provided in this Agreement are cumulative and are not exclusive of any rights or remedies by law.
18.    NOTICES
A notice, approval, consent or other communication given under or in connection with this Agreement (in this Clause 18.1 known as a "Notice") must be in writing (email acceptable in specified cases) in the English language and shall have been given only if and when: (i) personally delivered; or (ii) five (5) Business Days after mailing, postage prepaid, certified or registered mail, or (iii) when delivered (and receipted for) by an express delivery service, or (iv) when sent by email, to the respective addresses set forth below:

Licensor:
	Address:	1-7-1 Kaigan, Minato-ku, Tokyo 105-7537, JAPAN
	Attention:	IP Group, Corporate Legal Department
	Email:	sbgrp-ipgroup@g.softbank.co.jp

Licensor:
	Address: of America	3 Lagoon Drive, Suite 280, Redwood City, CA 94065 United States
	Attention:	Legal Department
	Email:	legalus@sbenergy.com
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Either party may change the address for the giving of notices and communications to it by written notice to the other party in conformity with the foregoing.
19.    NO AGENCY OR PARTNERSHIP
Nothing in this Agreement or in any document referred to in it or any arrangement contemplated by it shall be deemed or construed to create the relationship of principal and agent, or employer and employee, or constitute a partnership, between Licensor or any of its Group Companies on the one hand, and Licensee or any of its employees, agents or independent contractors, on the other hand.
20.    INADEQUACY OF DAMAGES
Without prejudice to any other rights or remedies that the Licensor may have, the Parties acknowledge and agree that damages alone may not be an adequate remedy for a material breach by the Licensee of the provisions of this Agreement and that the remedies of injunction and specific performances as well as any other equitable relief for any threatened or actual material breach of the provisions of this Agreement by the Licensee may be more appropriate remedies.
21.    ENTIRE AGREEMENT
21.1    Each of the Parties to this Agreement confirms that this Agreement represent the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing except to the extent expressly set forth herein.
21.2    Each Party confirms that:
21.2.1    in entering into this Agreement it has not relied on any representation or warranty or undertaking which is not contained in this Agreement; and
21.2.2    in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, no Party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement in connection with this Agreement unless and to the extent that a claim lies under this Agreement.
22.    RIGHTS OF THIRD PARTIES
No term of this Agreement is enforceable by a person who is not a Party to this Agreement.
23.    GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS
23.1    This Agreement shall be governed by, and construed in accordance with, Japanese law, without regard to choice-of-law or conflict-of-laws provisions.
23.2    Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Tokyo, Japan in accordance with, except as set forth otherwise in this Agreement, the Commercial Arbitration Rules of The Japan Commercial Arbitration Association in force at the time of the notice of arbitration, which rules are deemed to be incorporated by reference in this Clause 23.2. The arbitration tribunal shall consist of three arbitrators and the language to be used in the arbitration shall be English.
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23.3    Notwithstanding anything to the contrary in this Agreement, either party may proceed to a court of competent jurisdiction to obtain equitable relief, including a temporary restraining order or preliminary injunction at any time, and all objections to personal jurisdiction or venue in any action or proceeding so commenced are waived. Licensee further agrees that the misappropriation, infringement or misuse of Licensor's intellectual property including without limitation the Marks and the Pern1itted Marks may result in irreparable harm and, accordingly, that Licensor shall be entitled to seek immediate injunctive relief, including a temporary restraining order and/or preliminary injunction without the necessity of a bond or other undertaking, to restrain such misappropriation, infringement or misuse of intellectual property.
24.    SET-OFF
Neither Party shall be entitled to set-off any amounts owing by it to the other Party under this Agreement against amounts owed to it by the other Party under any other agreement.
25.    COMPLIANCE WITH LAWS AND REGULATIONS
Each Party shall observe and abide by and shall require its sub-contractors to observe and abide by all Applicable Laws and industry standards as may apply in relation to the matters contemplated by this Agreement. Neither Party shall do anything or omit to do anything which will cause the other to be in breach of any Applicable Laws which have been notified by the other Party in relation to matters contemplated by this Agreement.
26.    VARIATION
No variation of this Agreement shall be effective unless it is in writing signed by the Parties and no waiver of any term, provision or condition of this Agreement shall be effective unless it is in writing and signed by the waiving Party.
27.    COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.
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IN WITNESS WHEREOF the Parties have each caused this First Amended and Restated License Agreement to be signed and delivered by its duly authorized representative as of the date of the last signature below.

Signed for and behalf of SOFTBANK GROUP CORP.

Signature Date: 2024/3/28

Signed:	/s/ Masayoshi Son

Printed: Masayoshi Son
Representative Director, Corporate Officer, Chairman & CEO

Signed for and behalf of SBE Global, LP

Signature Date: 2024/3/28

Signed:	/s/ Richard Hossfeld

Printed: Richard Hossfeld, Co-Chief Executive Officer
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SCHEDULE 1
PART ONE - MARKS
1.     SOFTBANK word mark ( in Japanese)
2.     Brand logo:
3.    The domain name: www.group.softbank
4.    Along with any other trademark, service mark, trade name, domain name, fund name or logotype which is similar or related to, in appearance, in meaning or in sound or derivative from or which could be confused with the word mark, logo and domain name as described above.

PART TWO –A– PERMITTED MARKS FOR THE LICENSEE
The Permitted Marks for the Licensee comprise the Name, Logo, Trademark, Domains and Other Usages as defined below.

1	“Name” means:	SBE Global, LP

2	“Logo” means:

3	“Trademark” means:	Marks

4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

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PART TWO – B– PERMITTED MARKS FOR THE PERMITTED AFFILIATES
The Permitted Marks for the Permitted Affiliates comprise the Name, Logo, Trademark, Domains and Other Usages as defined below.
(i) SB Energy Global, LLC

1	“Name” means:	SB Energy Global, LLC

2	“Logo” means:

3	“Trademark” means:	Marks

4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

(ii) SBE US Holdings One, Inc.

1	“Name” means:	SBE US Holdings One, Inc.

2	“Logo” means:

3	“Trademark” means:	Marks

4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

(iii) SB Energy DevCo (US), LLC

1	“Name” means:	SB Energy DevCo (US), LLC

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2	“Logo” means:

3	“Trademark” means:	Marks

4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

(iv) SBE US Holdings Two, LLC

1	“Name” means:	SBE US Holdings Two, LLC

2	“Logo” means:

3	“Trademark” means:	Marks

4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

(v) SBE US Project Holdco, LLC

1	“Name” means:	SBE US Project Holdco, LLC

2	“Logo” means:

3	“Trademark” means:	Marks

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4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

(vi) SBE GP Holdco, LLC

1	“Name” means:	SBE GP Holdco, LLC

2	“Logo” means:

3	“Trademark” means:	Marks

4	“Domains” means the following domain names:	sbenergy.com

5	Other Usages	SB ENERGY as a business name.

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PART TWO – C – OBTAIN THE DECLARATION
In respect of item (vi) above, the Licensee shall obtain the Declaration from SBE GP Holdco, LLC in the form as set out in SCHEDULE 5.
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SCHEDULE 2
ROYALTIES
1.AMOUNT OF ROYALTY
Royalty = * Consolidated Gross Profit x 1%
*Consolidated Gross Profit hereinafter means the consolidated gross profit of the Licensee and its Permitted Affiliates for the previous fiscal year, calculated as gross revenue (excluding any revenue recorded as a reduction of plant asset cost) minus plant operating expenses (such expenses including plant depreciation and amortization) minus general, administrative and other project or management expenses (such expenses including but not limited to payroll, benefits, annual and deferred compensation, rent and lease expenses, contract and professional service costs, cost of third party software and system use, Royalty and any investment holding and management expenses, non-plant depreciation and amortization) minus insurance minus net hedge losses minus tax expenses minus dividend, interest and other expenses payable or attributed to holders of preferred capital units or tax equity minus interest, commitment fees and other financing charges on debt, loans, guarantees, indemnities, commitments or other liabilities and amounts payable minus net other expenses (including but not limited to liquidated damages) less the gross profit recorded by Licensee arising from the transactions between Licensee and Licensor and/ or Licensor’s Group Companies in respect of such fiscal year, as mutually agreed upon in writing (email acceptable) between the Parties.
In all cases, upon termination of this Agreement, the Licensee shall pay to the Licensor, by the termination date or the date specified by Licensor, at the discretion of the Licensor, either (i) the prorated Royalty, reflecting the number of days which elapsed in such fiscal year until termination, or (ii) such other amount which the Parties mutually agree in writing (email acceptable).
2. PAYMENT TERMS
2.1. Annual period report:
The Licensee shall report the Consolidated Gross Profit to the Licensor (i.e. the aggregate gross profit for the preceding fiscal year) by the last Business Day of the third week of February (and if such date is not a Business Day, the previous Business Day) using the form to be provided by the Licensor, provided that the Licensor shall have the right, upon reasonable request, to review those records of the Licensee necessary to verify the Consolidated Gross Profit. Notwithstanding the foregoing, for the fiscal year 2023 only, the Licensee shall report the Consolidated Gross Profit to the Licensor by a date to be specified by the Licensor.
The Licensee's obligation to pay the Royalty commences on the Commencement Date of the Original Agreement and lasts until the termination of this Agreement.
2.2. Annual statement:
The Licensor shall render to the Licensee, on an annual basis, by the end of each fiscal year, a written statement (email acceptable) of the Royalties for such fiscal year based on the report provided by the Licensee (pursuant to para. 2.1 above).
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2.3. Annual payment:
The Licensee shall wire the Royalties due under this Agreement within 30 days after the end of March to the bank account designated by the Licensor. Royalties and any other sums payable due under this Agreement are exclusive of value added tax (or such similar consumption tax in Japan) and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by Applicable Law.
If the Licensee is required by Applicable Law to make a deduction or withholding, the Licensee shall, within five Business Days of making the deduction or withholding, provide a statement in writing (email acceptable) showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.
Royalties due under this Agreement to the Licensor shall be paid in U.S. Dollars to the credit of a bank account to be designated in writing (email acceptable) by the Licensor.
2.4. Review and inspection:
The Royalties payable under this Agreement may be reviewed regularly by the Licensor and any amendment shall be decided by mutual written agreement of the Parties.
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SCHEDULE 3
Definitions:
“Business” means engaging in (a) the business of evaluating, developing, constructing, operating and investing in Projects or otherwise in the renewable energy value chain, and (b) such other ancillary activities and businesses necessary, appropriate, proper, advisable or incidental thereto.
“Project” means any asset or project in the renewable energy value chain, including solar, wind, biomass, hydrogen, hydroelectric, geothermal, renewable energy, battery storage, energy efficiency systems, electric transmission and distribution for any of the foregoing or water installation project (or a hybrid energy generating installation that utilizes a combination of any of the foregoing).
PRODUCTS
1.The sale and/or trading of electrical energy products, physical and other energy products, physical products, digital products, financial products related thereto, and datasets related thereto, including without limitation all products and services sold or offered by or on behalf of Licensee as of the Commencement Date and natural evolutions and extensions thereof, in each case related to the Projects and the Business.
2.the sale and/or trading of renewable energy credits or similar products related to the generation of renewable energy, including without limitation all products and services sold or offered by or on behalf of Licensee as of the Commencement Date and natural evolutions and extensions thereof, in each case related to the Projects and the Business.
3.Other Products developed pursuant to the Projects and the Business.
SERVICES
1.Services relating to the Projects and any physical or non-physical Products thereof, in each case whether utility-scale, commercial or residential in nature, and any facility for the fabrication of equipment used in any of the foregoing, including without limitation all Products and services sold or offered by or on behalf of Licensee as of the Commencement Date and natural evolutions and extensions thereof.
2.Consultancy services relating to the Business, including without limitation all products and services sold or offered by or on behalf of Licensee as of the Commencement Date and natural evolutions and extensions thereof.
3.Any other services related to the Business, including without limitation all products and services sold or offered by or on behalf of Licensee as of the Commencement Date and natural evolutions and extensions thereof.
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SCHEDULE 4
AUTHORIZED MATERIALS FOR THE LICENSEE’S PERMITTED MARKS
The Authorized Materials for the Licensee’s Permitted Marks as defined below:
1.Business cards;
2.Envelopes, letters, letterhead and other miscellaneous letterhead;
3.Websites, social media accounts, mobile apps, tablet apps, and any other Internet or digital platforms of the Licensee or any of its Group Companies;
4.Applications, filings, accounts, licenses, contracts and other instruments and documents executed or filed by or on behalf of the Licensee or any of its Permitted Affiliates;
5.Other Licensee company documents, comprising posters, presentation materials, sales and marketing materials, correspondence, company signage and other physical displays, and ID cards;
6.Advertising and promotional materials, in any medium whatsoever and including written, print, electronic, experiential, digital and screens, point-of-sale displays, signs, billboards, tags, packaging, labels, and commercials; and
7.Any other materials as agreed between the Parties in writing from time to time, including for the avoidance of doubt, all materials in existence as of the Commencement Date and substantially similar materials created thereafter during the term of this Agreement.
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SCHEDULE 5
DECLARATION
SBE GP Holdco, LLC
3 Lagoon Drive, Suite 280
Redwood City, California 94065
United States of America

Date:
SBE Global, LP
251 Little Falls Drive,
Wilmington,
Delaware 19808,
United States of America

Re:	SoftBank Brand Usage
To SBE Global, LP:
Reference is hereby made to that certain License Agreement dated [    ] between SoftBank Group Corp. and SBE Global, LP (“SBE”).
We hereby covenant that, we shall:
b)immediately notify SBE if it becomes known or foreseeable that we will i) no longer use the Permitted Marks, ii) enter into liquidation, or iii) no longer be controlled by SoftBank Group Corp.; and
c)comply with all terms, conditions, and obligations of SBE under the License Agreement, which shall be incorporated herein by reference with all references to SBE deemed to refer to us.

Signature:

Printed Name:

Title:
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